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                                                                    Exhibit 99.1

For Immediate Release                              Contact:  Charles Storer


                          CASTLE HARLAN AGREES TO SELL
                            WORLDWIDE FLIGHT SERVICES

         NEW YORK, September 10, 2001 - Castle Harlan, Inc., the New York-based merchant bank, announced today it had reached a definitive agreement to sell Worldwide Flight Services, the world's leading independent provider of ground services to the aviation industry, to Vinci, S.A. of France in a transaction with an enterprise value of $295 million.

         Castle Harlan had acquired Worldwide Flight Services in April 1999 from AMR Corp., the parent of American Airlines, on behalf of Castle Harlan Partners III, L.P., a $630 million private equity investment fund that Castle Harlan organized and manages. Subsequently, Castle Harlan had grown WFS through the acquisitions of Miami Aircraft Support, Inc., Aerolink International, Inc., Oxford Airport Technical Services and Airline Container Leasing, Inc.

         The transaction with Vinci is subject to certain regulatory approvals.

         Worldwide, based in Fort Worth, had revenues last year of approximately $345 million. Formerly called AMR Services, it provides cargo, passenger and ramp handling and a variety of technical services to more than 300 airlines and airport authorities in 94 airports around the world. It has some 12,000 employees.

         Vinci, with headquarters in a suburb of Paris, is a $17 billion global conglomerate involved in major construction projects, road-building, energy and information and concessions, such as toll roads and bridges and parking facilities. It has 115,000 employees throughout the world.

         Marcel Fournier, the Castle Harlan managing director who negotiated the transaction, said, "WFS is one of the leading providers of ground handling services in the world, and Castle Harlan is pleased to have contributed to creating it. It brings to Vinci a unique platform on which to continue to build."

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         Brad Stanius, executive chairman of WFS, commented:

         "Vinci, in its own fields, upholds the same values of quality and performance that WFS does. We believe the employees of WFS will welcome the association with Vinci and the opportunity to take WFS to a new level of continued growth and industry leadership."

         Among the airports Worldwide serves are Kennedy, LaGuardia and Newark in the New York area, O'Hare in Chicago and the new Chek Lap Kok international airport in Hong Kong.

         In addition to providing ground services, Vinci is involved in airport management and operates 24 airports in Mexico, the international airport in Beijing, China, and airports in Phnom Penh, Cambodia, and Liege, Belgium. Overall, Vinci has established a goal of expanding its airport services business significantly.

         Castle Harlan was founded in 1987 by John K. Castle, former president & chief executive officer of Donaldson, Lufkin & Jenrette, the investment banking firm, and Leonard M. Harlan, founder and former chairman of The Harlan Company.

         Since its founding in 1987, Castle Harlan has completed acquisitions exceeding $4.5 billion. Its portfolio companies include Gravograph Industrie International, the world's leading maker and seller of machines, accessories and materials used in the engraving industry; Universal Compression, a leading independent provider of natural gas compression equipment and services; and Commemorative Brands, producer of class rings under the Balfour and ArtCarved labels, college and high school yearbooks and other similar academic and scholastic materials.

         Castle Harlan funds also own Marie Callender's Restaurant and Bakery, a chain of family restaurants best known for its freshly baked pies, Charlie Brown's Steakhouses and McCormick & Schmick's seafood restaurants, which Castle Harlan just acquired for the second time last week in a joint venture with another private equity investment firm.

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